UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 23, 2021

INTEC PARENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-255389	86-3158720
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12 Hartom St. Har Hotzvim
Jerusalem, Israel	9777512
(Address of principal executive offices)	(Zip Code)

+ 972-2-586-4657
(Registrant’s telephone number, including area code) (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	NTEC	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 23, 2021 (the “Signing Date”), Intec Parent, Inc. (the “Company” or “Intec Parent”), a Delaware corporation and wholly owned subsidiary of Intec Pharma Ltd., an Israeli corporation (“Intec Israel”), entered into a securities purchase agreement (the “Purchase Agreement”) with a certain institutional investor (the “Purchaser”), pursuant to which the Company agreed to sell and issue, in a private placement (the “Private Placement”), a pre-funded warrant to purchase up to 2,727,273 shares of the Company’s common stock (the “Pre-funded Warrant”) and a warrant to purchase up to 2,727,273 of the Company’s common stock (the “Warrant,” and together with the “Pre-funded Warrant” and the shares of common stock underlying the Warrant and Pre-funded Warrant, the “Securities”), at a purchase price of $10.99 per Pre-funded Warrant and associated Warrant, for aggregate gross proceeds to the Company of approximately $29.9 million (or approximately $30 million assuming the full exercise of the Pre-funded Warrant), before deducting the placement agent’s fees and other estimated offering expenses payable by the Company.

The Pre-funded Warrant will have an exercise price of $0.01 per share, subject to customary adjustment for events affecting the Company’s shares of common stock, will be exercisable upon issuance and will terminate upon exercise in full. The Pre-funded Warrant contains provisions that prohibit exercise if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of the Company’s shares of common stock outstanding immediately after giving effect to such exercise. The holder of the Pre-funded Warrant may increase or decrease this percentage, but not in excess of 9.99%, by providing at least 61 days’ prior notice to the Company. In the event of certain corporate transactions, the holder of the Pre-funded Warrant will be entitled to receive, upon exercise of the Pre-funded Warrant, the kind and amount of securities, cash or other property that the holder would have received had it exercised the Pre-funded Warrant immediately prior to such transaction.

The Warrant will have a term of five and one-half years, be exercisable immediately following the issuance date and have an exercise price of $11.00 per share, subject to adjustment as set forth therein.

In connection with the Purchase Agreement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchaser. Pursuant to the Registration Rights Agreement, the Company will be required to file a resale registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register for resale of the shares of the Company’s common stock issuable upon exercise of the Pre-Funded Warrant and Warrant, within 30 days of the Signing Date, and to have such Registration Statement declared effective within 45 days after the Signing Date in the event the Registration Statement is not reviewed by the SEC, or 75 days of the Signing Date in the event the Registration Statement is reviewed by the SEC. The Company will be obligated to pay certain liquidated damages to the Purchaser if the Company fails to file the Registration Statement when required, fails to cause the Registration Statement to be declared effective by the SEC when required, of if the Company fails to maintain the effectiveness of the Registration Statement.

The Private Placement is being consummated to satisfy one of the closing conditions of the Decoy Merger (as defined herein). The Private Placement is expected to close immediately prior to the closing of the Merger on or about August 3, 2021, subject to satisfaction of customary closing conditions.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Purchaser, other obligations of the parties and termination provisions.

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The Company also entered into an engagement letter (the “Engagement Letter”) with H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which Wainwright agreed to serve as the exclusive placement agent for the Company in connection with the Private Placement. Pursuant to the Engagement Letter, the Company agreed to pay Wainwright a cash fee of 7.0% of the gross proceeds raised by the Company in the Private Placement (the “Cash Fee”); provided that 20% of the Cash Fee is being allocated to Ladenburg Thalmann & Co. and Maxim Group LLC, as independent financial advisors of the Company. The Company also agreed to pay Wainwright (i) a management fee equal to 1.75% of the gross proceeds raised in the Private Placement; (ii) $25,000 for non-accountable expenses; and (iii) $50,000 for legal expenses. In addition, the Company agreed to issue to Wainwright (or its designees) a placement agent warrant (the “Placement Agent Warrant”) to purchase a number of shares of the Company’s common stock equal to 5.0% of the aggregate number of shares of the Company’s common stock underlying the Pre-Funded Warrant sold under the Purchase Agreement, or warrants to purchase an aggregate of up to 136,364 shares of the Company’s common stock. The Placement Agent Warrant generally will have the same terms as the Warrant, except it will have an exercise price of $13.75 per share.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation to buy nor shall there be any sale of the Securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Securities are being offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder (“Regulation D”). The Purchaser has represented that it is an accredited investor, as defined in Rule 501(a) of Regulation D, or a qualified institutional buyer, as defined in Rule 144A under the Securities Act, and has acquired the Securities as principal for its own account and has no arrangements or understandings for any distribution thereof. The offer and sale of the Securities is being made without any form of general solicitation or advertising. The Securities have not been registered under the Securities Act or applicable state securities laws. Accordingly, the Securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

The foregoing descriptions of the Purchase Agreement, Pre-funded Warrant, Warrant, Registration Rights Agreement, Engagement Letter and Placement Agent Warrant described herein are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously announced, (1) on March 15, 2021, the Company, Intec Israel, Domestication Merger Sub Ltd., an Israeli company and a wholly owned subsidiary of the Company (“Domestication Merger Sub”), Dillon Merger Subsidiary, Inc. (“Merger Sub”) and Decoy Biosystems, Inc., a Delaware corporation (“Decoy”), entered into an Agreement and Plan of Merger Agreement (the “Merger Agreement”), whereby upon satisfaction of certain closing conditions set forth in the Merger Agreement, including consummation of the Domestication Merger (as defined herein), Merger Sub will merge with and into Decoy, with Decoy being the surviving entity and a wholly owned subsidiary of the Company (the “Merger”), and (2) on April 27, 2021, the Company, Intec Israel and Domestication Merger Sub Ltd., an Israeli company and a wholly owned subsidiary of the Company (“Domestication Merger Sub”), entered into an Agreement and Plan of Merger (“Domestication Merger Agreement”), pursuant to which Domestication Merger Sub will merge with and into Intec Israel, with Intec Israel being the surviving entity and a wholly owned subsidiary of the Company (the “Domestication Merger”).

On July 27, 2021, Intec Israel, the Company and Domestication Merger Sub completed the previously announced Domestication Merger pursuant to the terms and conditions of the Domestication Merger Agreement, whereby Domestication Merger Sub merged with and into Intec Israel, with Intec Israel being the surviving entity and a wholly-owned subsidiary of the Company. As a result of the Domestication Merger, Intec Israel continues to possess all of its assets, rights, powers and property as constituted immediately prior to the Domestication Merger and continues to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Domestication Merger.

To effect the Domestication Merger, Intec Israel ordinary shares, having no par value per share outstanding immediately prior to the Domestication Merger converted, on a one-for-one basis, into shares of the Company’s common stock, $0.01 par value per share, and all options and warrants to purchase Intec Israel ordinary shares (“Intec Israel Shares”) outstanding immediately prior to the Domestication Merger were exchanged for equivalent securities of the Company.

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Consummation of the Domestication Merger was subject to certain closing conditions, including, among other things, the receipt of tax rulings from the Israel Tax Authority (“ITA”). On July 19, 2021, Intec Israel obtained a tax ruling from the ITA approving that the exchange of shares under the Domestication Merger by the Interested Public, in consideration for Intec Parent’s shares shall not constitute a tax event (in accordance with and subject to conditions of Section 104H of the Israeli Income Tax Ordinance [New Version], 5721-1961 (“the Ordinance”)) and therefore no withholding tax obligations apply to Intec Israel with respect to the exchange of shares (the “Tax Ruling”) subject to certain conditions set forth in the Tax Ruling. For the purpose of the Tax Ruling, a shareholder of Intec Israel falls within the definition of the Interested Public (as defined herein) if, among other things, the shareholder holds less than 5% of the share capital of Intec Israel (on a fully diluted basis), purchased the shares after they were listed for trading, is not an Interested Party under the Israeli Securities Law, 5728-1968, and is not a controlling shareholder as defined in section 103 of the Ordinance. The registration statement on Form S-4, as amended (File No. 333-255389), filed by Intec Israel and Intec Parent as co-registrants with the SEC on May 12, 2021 contains additional information about the tax consequences of the Domestication Merger.

The foregoing description of the Domestication Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Domestication Merger Agreement, which was filed as Exhibit 2.1 to Intec Israel’s Current Report on Form 8-K filed on April 30, 2021.

Item 3.02.	Unregistered Sales of Equity Securities.

The information under Item 1.01 of this Current Report on Form 8-K regarding the Securities is incorporated herein by reference.

Item 8.01.	Other Events.

As previously disclosed, on June 21, 2021, Intec Israel held a special meeting of shareholders at which the shareholders approved, among other things, a proposal to grant discretionary authority to Intec Israel’s board of directors (the “Board”), to approve amendments to Intec Israel’s articles of association to effect a reverse share split of Intec Israel Shares at a ratio within the range from 1-for-2 to 1-for-4, to be effective at the ratio and on a date to be determined by the Board in its sole discretion. The Board subsequently approved a 1-for-4 reverse share split of the Intec Israel Shares (the “Reverse Share Split”). The Reverse Share Split became effective after the close of trading on July 26, 2021 and prior to the effectiveness of the Domestication Merger and when the Reverse Share Split became effective, every four of the Intec Israel Shares automatically combined into one Intec Israel Share, and in connection with the Domestication Merger, each Intec Israel Share outstanding after the Reverse Share Split and immediately prior to the effective time of the Domestication Merger was converted into one share of the Company’s common stock, as described in the Current Report on Form 8-K filed by Intec Israel on July 29, 2021.

The shares of the Company’s common stock outstanding immediately after the effective time of the Domestication Merger commenced trading on the Nasdaq Capital Market at market open on July 27, 2021 under the symbol “NTEC.” The CUSIP number for the Company’s common stock following the Reverse Share Split and the Domestication Merger is 45828B 100.

On July 26, 2021, Intec Israel issued a press release regarding the Domestication Merger, the Reverse Share Split and the Private Placement as described in the Current Report on Form 8-K filed by Intec Israel on July 29, 2021.

Item 9.01	Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Securities Purchase Agreement
10.2	Form of Pre-funded Warrant
10.3	Form of Warrant
10.4	Form of Registration Rights Agreement
10.5	Engagement Letter

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2021

INTEC PARENT, INC.

By:	/s/ Nir Sassi
Nir Sassi
Chief Financial Officer

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